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Contact:
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Michael J. Greeley                         Lisa Petrocchi
Software 2000                              FitzGerald Communications Inc.
(508) 778-2000                             (617) 494-9500
Internet: michael_greeley@s2k.com          Internet: lisa_petrocchi@fitzcomm.com


        SOFTWARE 2000 ACQUIRES TIME OPEN SYSTEMS, LTD; ACCELERATES ENTRY

             INTO MICROSOFT WINDOW NT BUSINESS APPLICATIONS MARKET

         Adds Financial Applications Suite for NT Operating Environment

HYANNIS, Mass., -- January 6, 1997 -- Software 2000, Inc. (NASDAQ: SFWR), a leading developer of client/server business software, today announced that the company has acquired Time Open Systems, Ltd., a client/server financial management software development and sales firm based in the United Kingdom. Founded in 1990, Time is a thirty person organization which has developed high performance financial solutions for the Microsoft Windows NT environment. Time's scaleable solutions have been successfully installed in some of the largest private corporations and public sector organizations in the UK, including several Financial Times 100 firms.

The acquisition of Time is effective immediately. Time will conduct business under the Software 2000 name. The transaction will be accounted for as a purchase. The total value of the transaction will amount to approximately $9 million USD in the form of Software 2000 shares and cash.

"Today's action is a major step in our strategic program to transform Software 2000 into a global leader in the applications software business," said Frederick
J. Lizza, President and CEO of Software 2000. "Time provides a complete suite of financial applications to expand and complement our Windows NT Human Resource Management product line which is currently under development. Time's experience in developing systems for markets outside North America will support our expanded international distribution initiatives.

"We are very pleased to add a truly competitive product with outstanding technology for one of our strategic platforms just as they were beginning to capture the attention of the market. Our size and financial strength positioned us to seize this unique opportunity at this time."


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"We have developed outstanding technology that our customers love," said Gary
Richardson, Managing Director of Time. "These applications can compete with any in the industry. The real issue for us was achieving the scale to get these products into the hands of customers effectively. Software 2000 has the financial strength, size and breadth of distribution coverage that will provide the means for the products to reach their greatest potential."

PRODUCTS FIT SOFTWARE 2000'S STRATEGIC PLAN FOR FUNCTIONALITY AND TECHNOLOGY

The Time product line provides applications that functionally and technologically match Software 2000's business and platform directions. Software 2000's stated corporate goal is to deliver best-of-breed enterprise applications specifically designed for, optimized for, and native to the NT server platform in parallel with our AS/400 application support product lines.

Functionally, Time's product's describe application business logic in the form of rules and provide the ability for the business rules to be customized to a particular customer's requirements without programming changes to the underlying transaction processing code. This capability offers a unique competitive advantage in the market, and Software 2000 will work toward incorporating that concept and related technology in future applications.

Software 2000 anticipates that this capability addresses an unmet demand in the market - the ability for enterprises to purchase, install and implement a robust packaged business application and easily custom tailor portions of the business logic of the application. The Time products bring the potential for developing "mass customization" in enterprise business applications.

On the technology front, Time's direction is to specialize on NT servers for the application server component of their applications, consistent with Software 2000's direction with the Microsoft Windows NT-based Human Resource product line currently under development. Time's underlying technology consists of the use of an object-oriented framework that facilitates reuse of code, efficiency and consistency between application modules - completely consistent with Software 2000's development strategy.

PRODUCT RELEASE PLANS

Software 2000 will immediately accelerate the marketing of Time applications in the UK and begin the process of introducing them on a worldwide basis. The Time applications will be enhanced to meet various local statutory accounting requirements prior to the introduction of the applications into the North American markets and they will be interfaced with the NT-based Human Resources product line under development at Software 2000. The company expects that the Time products will be generally available in the North American markets in the third quarter of calendar 1997, roughly the same time as the introduction of Software 2000's Human Resources product for NT servers.

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Software 2000 offers a full range of client/server financial, human resources/payroll, materials management and process manufacturing business applications. Software 2000's products are designed to help companies thrive in a rapidly changing business environment by delivering exceptional functionality and a high-degree of flexibility. Software 2000 is committed to ensuring customers' success through superior products, service Software 2000 offers a full range of client/server financial, human resources/payroll, support and training -- and as a result, the company enjoys a 90+% customer retention rate, among the highest in the industry. Software 2000 has over 1,300 customers around the world representing a variety of industries including healthcare, hospitality, retail and process manufacturing. Founded in 1981, Software 2000 has 19 offices worldwide, with headquarters in Hyannis, Mass. Software 2000's homepage can be found at www.s2k.com.




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